Exhibit 10.6

November 20, 2025

Daniel Gross

Via e-mail: daniel.andrew.gross@gmail.com

Dear Daniel,

I am very pleased to extend to you an offer to join X-energy (the “Company”) as Executive Vice President and Chief Financial Officer. We are looking forward to the valuable contributions we know you will make to our Company, and this offer is subject only to approval by our Board of Directors, which is a standard step in our hiring of key senior executives. We look forward to welcoming you to the team. If you decide to join us, the terms and conditions of your employment will be:

Employer: X-energy, LLC

Start Date: December 1, 2025, or earlier if possible

Reporting to: Chief Executive Officer (J. Clay Sell)

Office/Work Location: X-energy HQ, Rockville, MD; full-time on-site (minimum of four days per week)

Base Salary: $550,000 per year; $21,153.85 bi-weekly, payable in accordance with the Company's standard payroll practices and subject to all applicable tax withholdings.

Annual Bonus: As a participant in the Company's Short Term Incentive Program ("STIP"), your annual target incentive will be 75% of your base salary, with actual payment based on Company and individual performance in accordance with the applicable STIP plan. Your eligibility under the STIP begins with the 2026 performance year. To receive any STIP bonus, you must be an active employee in good standing at the time bonuses are paid, typically occurring in the first quarter following the performance year.

Long term Incentive Plan: You will be eligible to participate in X-energy’s Long-Term Incentive Plan (“LTIP”). You will receive a grant of approximately 1,850,000 Profits Interest Units (“PIUs”), subject to final valuation and confirmation by Deloitte. The PIUs will vest ratably over four years (25% annually), subject to your continued service and all terms of the LTIP and applicable award agreements. Future LTIP grants, if any, will be made solely at the discretion of the Board.

PIUs are speculative and may have no monetary value at issue. The value you may realize, if any, will depend on numerous factors—including the Company’s future performance, market conditions, capital structure, dilution, and the total number of PIUs outstanding at the time of any qualifying liquidity event. The Company makes no representation or warranty regarding the timing, likelihood, or terms of any liquidity event, or the future value of any PIU.

Executive Perquisites and Relocation: You will receive a monthly stipend for twelve (12) months, through December 31, 2026, which will cover reasonable expenses related to executive housing, travel, and other expenses associated with commuting to the company’s Maryland headquarters. Other business travel and expenses will be subject to the company’s travel and expense policy.

You agree to relocate within a reasable distance of the headquarters no later than February 1, 2027. To support your relocation, you will be eligible for up to $175,000 in relocation benefits and will work with our designated relocation management provider. Upon relocation, you must provide your updated physical address and required tax forms. Please note that relocation benefits reimbursed to you are considered taxable income under IRS rules.

www.x-energy.com

If you voluntarily resign from X-energy within twenty-four (24) months after your relocation, you will be required to repay all relocation benefits previously paid by the Company.

Universal Leave/Paid Holidays: You will accrue 20 days/160 hours of Universal Leave annually for vacation, illness, or time away from work for personal activities. X-energy provides paid holidays in accordance with the company holiday calendar which must be used in each calendar year. The paid holidays are considered floating holidays which can be used on the assigned holiday or taken on another day of the employee’s choice. New hires are eligible to utilize any paid holidays that remain on the company schedule after their start date for that given calendar year.

Other Benefits: Medical, dental, life and disability insurance, and other benefits are as set forth in X-energy’s Benefits Guide, which will be provided via email. We would be happy to answer any questions that you may have regarding these benefits.

Employment Classification: Full-time exempt

Please note that your employment with X-energy is for no specified period and constitutes at will employment. This offer is contingent upon the successful completion of our pre-employment process which will include a background check and education verification. Additional verifications, such as a credit check, may be required for positions with specialized data access. Once you accept this offer, you will receive an email from the background check administrator, the company that we use to conduct this process. The email will contain a link to our background check vendor’s secure website where you will be guided through the process and can safely enter the necessary information. Please watch for this email and submit your information to the background check vendor as soon as possible.

You will be required to sign the Company’s standard Confidentiality and Intellectual Property Assignment Agreement. In addition, for a period of twelve (12) months following the end of your employment, you agree not to directly or indirectly solicit or induce any employee, consultant, or customer of the Company to terminate or alter their relationship with the Company, and for a period of six (6) months following the end of your employment, you agree not to engage, whether as an employee, consultant, officer, or otherwise, in any business that competes with the Company’s business as conducted during your employment within the geographic areas where the Company conducts business. You also agree not to make or cause to be made any disparaging statements, written or oral, about the Company, its affiliates, officers, directors, or employees. Any unvested equity, bonus, or other incentive compensation paid or awarded to you under this offer letter will be subject to forfeiture or repayment to the extent required by applicable law, Company policy, or (i) in the event of a breach of these obligations, (ii) voluntary resignation or (iii) termination for cause, within twelve (12) months from each payment date.

This offer letter shall be governed by and construed in accordance with the laws of the state of Maryland, without giving effect to any choice of law or conflict of law provisions.

Daniel, we are genuinely excited about the prospect of you joining us as our next Executive Vice President and Chief Financial Officer, and I look forward to working closely with you in what I am confident will be a long, successful, and rewarding partnership. To accept this offer, please sign and date below, and return to rscheinman@x-energy.com.

www.x-energy.com

If you have any questions, please do not hesitate to contact me.

Sincerely,

//J. Clay Sell//

J. Clay Sell

Chief Executive Officer

I accept X-energy’s offer of employment, and I acknowledge that my title will be Executive Vice President and Chief Financial Officer with all of the responsibilities and requirements attendant to such position.

Signature:	/s/ Daniel Gross

Name (print):	Daniel Gross

Date:	November 22, 2025

X Energy, LLC is committed to hiring and retaining a diverse workforce. We are proud to be an Equal Opportunity Employer and make decisions without regard to race, color, religion, creed, sex, sexual orientation, gender identity, marital status, national origin, age, veteran status, disability, or any other protected class. We welcome the employment of women, minorities, veterans, and individuals with disabilities in our workforce. If you are in need of special assistance, please contact our Human Resources Department. X Energy, LLC participates in E-Verify. Please visit the links below for more information about E-Verify and the protection of your Right to Work.

Right To Work Link

If you have the right to work, don't let anyone take it away (e-verify.gov)

E-Verify Participation Link

E-Verify Participation Poster English and Spanish

www.x-energy.com